Exhibit 4.6
July 28, 2008
RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, Massachusetts 01605
     Re: Amendment to Stockholders Agreement
Gentlemen:
     This letter will serve to amend in certain respects set forth below the Stockholders Agreement, dated February 15, 2007, among RXi Pharmaceuticals Corporation (“RXi”), CytRx Corporation (“CytRx”), and Michael P. Czech, Ph.D., Gregory J. Hannon, Ph.D., Craig C. Mello, Ph.D., and Tariq M. Rana, Ph.D. (the “Stockholders Agreement”). Unless otherwise defined herein, capitalized terms used in this letter, including Annex 1 hereto, shall have the meanings ascribed to them in the Stockholders Agreement.
     In accordance with Section 7 of the Stockholders Agreement, the Stockholders Agreement is hereby amended as follows:
     1. Preemptive Rights. Annex 1 to the Stockholders Agreement is hereby amended and restated in its entirety to read as set forth in Annex 1 to this letter.
     2. No Other Effect. Except as set forth in this letter, including Annex 1 hereto, the Stockholders Agreement shall remain in full force and effect.
[Remainder of page intentionally left blank]

RXi Corporation
July 28, 2008

     If the foregoing correctly states the parties’ agreement, please acknowledge the same by signing and returning a copy of this letter.

Very truly yours,

/s/ Steven A. Kriegsman
Steven A. Kriegsman
President and Chief Executive Officer
CytRx Corporation

AGREED AND ACCEPTED:

/s/ Tod Woolf	Dated: July 28, 2008
Tod Woolf, Ph.D.
President
RXi Pharmaceuticals Corporation

/s/ Craig C. Mello	Dated: July 28, 2008
Craig C. Mello, Ph.D.

/s/ Tariq M. Rana	Dated: July 28, 2008
Tariq M. Rana, Ph.D.

Dated:
Michael P. Czech, Ph.D.

/s/ Gregory J. Hannon	Dated: July 28, 2008
Gregory J. Hannon, Ph.D.

ANNEX 1
Preemptive Rights
SECTION 1. General
A.	CytRx shall have the right, on the terms and provisions of this Annex 1, to purchase New Securities (as defined below in Paragraph B) that RXi may, from time to time, sell, issue or exchange.
B.	“New Securities” shall mean, subject to Section 4.B, any shares of common stock of RXi (“RXi Common Stock”) and other equity securities of RXi, whether now authorized or not, any rights, options, and warrants to purchase RXi Common Stock or other equity securities, and securities of any type whatsoever that are, or may become, convertible into, or exercisable or exchangeable for, shares of RXi Common Stock or other equity securities.
SECTION 2. Sales and Issuances of New Securities for Cash
A.	RXi shall not at any time issue or sell for cash any New Securities (each, a “Cash Sale”), unless and until RXi shall have first delivered to CytRx notice of the proposed Cash Sale (the “Cash Offer Notice”) and otherwise complied with the provisions of this paragraph A, as follows:
(i)	The Cash Offer Notice shall (1) describe in reasonable detail the proposed Cash Sale, (2) set forth the maximum number of New Securities proposed to be offered in the Cash Sale (the “Offered Securities”), (3) describe the sale price, or where the price has not been established the method for determining the same, of the Offered Securities and other proposed terms of the proposed Cash Sale to the extent known, (4) identify the persons or entities, if known, or the class of persons or entities, to which the Offered Securities are proposed to be offered, issued or sold, and (5) include an express offer to issue and sell to CytRx a portion of such Offered Securities determined by multiplying the total dollar amount of Offered Securities by CytRx’s Proportionate Percentage (as hereinafter defined) as determined as of the date of the Cash Offer Notice. CytRx’s “Proportionate Percentage” for purposes of this Annex shall mean, as of any determination date, a fraction, expressed as a percentage, the numerator of which is the sum of (w) the number of issued and outstanding shares of RXi Common Stock then owned beneficially (as hereinafter defined) by CytRx plus (x) the number of shares of RXi Common Stock that may be acquired by CytRx upon the exercise, conversion or exchange of rights, options, warrants and other securities of RXi owned beneficially by CytRx that are exercisable or exchangeable for, or convertible into, shares of RXi Common Stock within 60 days of the date of determination of such beneficial ownership, and the denominator of which is the sum of (y) the total number of shares of RXi Common Stock then issued and

ANNEX 1
outstanding plus (z) the number of shares referred to in clause (x) above. CytRx shall be deemed to “beneficially own” shares of RXi Common Stock and other securities that are held of record by CytRx or held in the name of a broker or other custodian for CytRx’s account.

(ii)	CytRx shall have the right during the 10-business day period following delivery of the Cash Offer Notice to elect to purchase, at the price and upon the other terms specified therein, its Proportionate Percentage of the Offered Securities; provided, however, that RXi may postpone or terminate the transaction described in the Cash Offer Notice, which shall have the effect of postponing or terminating CytRx’s rights under this paragraph A. To exercise its rights under this paragraph A, CytRx must notify RXi on or prior to the expiration of the foregoing 10-business day period of the amount, if any, of the Offered Securities (not to exceed its CytRx’s Proportionate Percentage thereof) that CytRx elects to purchase (the “Notice of Acceptance”).

(iii)	RXi shall have 90 days from the date of the Cash Offer Notice to consummate the Cash Sale in accordance with the Cash Offer Notice, which may include the issuance or sale of all or any part of the Offered Securities which CytRx has not elected to purchase as reflected in the Notice of Acceptance. Any of the Offered Securities not so issued or sold by RXi within such 90-day period shall not be issued or sold by RXi, unless and until RXi again complies with the procedures specified in this Annex.

(iv)	In the event RXi determines in good faith to issue or sell less than all the Offered Securities pursuant to the Cash Sale, then the amount of the Offered Securities that CytRx shall be entitled to purchase shall automatically be reduced to an amount equal to the amount of the Offered Securities, if any, that CytRx elected to purchase as set forth in its Notice of Acceptance multiplied by a fraction, (1) the numerator of which shall be the amount of Offered Securities that RXi issues or sell (including the Offered Securities to be issued or sold to CytRx pursuant to subparagraph A(ii) above prior to such reduction) and (2) the denominator of which shall be the amount of the Offered Securities that RXi initially proposed to issue or sell as specified in the Cash Offer Notice.

(v)	On the date of the closing of the issuance or sale of all or less than all the Offered Securities, CytRx shall purchase from RXi, and RXi shall sell and issue to CytRx, the amount of Offered Securities specified in the Notice of Acceptance (as reduced pursuant to subparagraph A(iv) above, if applicable) upon the terms and conditions specified in the Cash Offer Notice. The purchase by CytRx of any of the Offered Securities is subject in all cases to the preparation, execution and delivery by RXi and CytRx of a customary purchase agreement relating to such Offered Securities and other documents consistent with the terms of the Cash

ANNEX 1
Offer Notice and reasonably satisfactory in form and substance to CytRx, RXi and their respective counsel.
SECTION 3. Sales and Issuances of New Securities Other than for Cash
A.	If at any time or from time to time RXi shall issue or sell for consideration other than cash any New Securities (each, a “Non-Cash Sale”), it shall comply with the provisions of this Section 3, as follows:
(i)	RXi shall deliver to CytRx notice of the Non-Cash Sale (the “Non-Cash Offer Notice”). Except as provided below, the Non-Cash Offer Notice shall be delivered within 10 days following the issuance or sale of such New Securities and (1) describe in reasonable detail the Non-Cash Sale, (2) set forth the maximum number of New Securities, (3) describe the proposed price or value attributable to the New Securities, or where the same has not been determined the method for determining the price or value, and other proposed terms of the Non-Cash Sale to the extent known, (4) identify the persons or entities, if known, or the class of persons or entities, to which such New Securities are proposed to be offered, issued or sold, and (5) include an express offer to issue and sell to CytRx from RXi’s authorized but unissued shares of RXi Common Stock, or from treasury shares, such number of shares of RXi Common Stock as are necessary and sufficient to restore CytRx, after giving effect to such award, issuance, sale or exchange, to its Proportionate Percentage as of the time immediately preceding such Non-Cash Sale. Notwithstanding the foregoing, if the amount of the New Securities issued or sold in a Non-Cash Sale, when added to all other New Securities issued and sold in Non-Cash Sales of which CytRx shall not have been notified by RXi in accordance with this subparagraph A(i), represents 5% or less of the shares of RXi Common Stock outstanding immediately prior to such Non-Cash Sale, then RXi may postpone the Non-Cash Offer Notice hereunder until the date 10 days following the earlier of (1) the end of the calendar quarter during which such Non-Cash Sale occurred and (2) the date of the next subsequent issuance or sale of New Securities in a Non-Cash Sale which, when added to all other New Securities issued and sold by RXi in Non-Cash Sales as to which no Non-Cash Offer Notice shall have been given to CytRx, exceeds 1% of the shares of RXi Common Stock outstanding immediately prior to the earliest of all such unreported Non-Cash Sales; provided, however, that in the event the Board of Directors of RXi shall determine to authorize or approve of a merger of RXi with or into any other person or entity, or a sale or other disposition of all or substantially all of RXi shares of capital stock, business or assets, RXi shall immediately deliver to CytRx all previously postponed Non-Cash Offer Notices.

(ii)	CytRx shall have the right during the 30-day period following delivery of the Non-Cash Offer Notice to elect in its discretion to purchase all or any portion of the number of shares of RXi Common Stock determined as provided in

\

ANNEX 1
subparagraph A(i) above. To exercise its rights under this paragraph A, CytRx must notify RXi on or prior to the expiration of the foregoing 30-day period of the number, if any, of such shares of RXi Common Stock, up to the whole number thereof, that CytRx elects to purchase (the “Notice of Acceptance”). The purchase price to CytRx of such shares of RXi Common Stock shall be the Fair Value (as defined below) of such shares.
(iii)	At a closing to be held on a date that is mutually agreeable to RXi and CytRx that is not more than 20 days after the Notice of Acceptance, CytRx shall acquire from RXi, and RXi shall sell and issue to CytRx, the number of shares of RXi Common Stock specified in the Notice of Acceptance. The purchase by CytRx of such shares of RXi Common Stock is subject in all cases to the preparation, execution and delivery by RXi and CytRx of a customary purchase agreement relating to such shares of RXi Common Stock and other documents consistent with the terms hereof and reasonably satisfactory in form and substance to CytRx, RXi and their respective counsel.

(iv)	The “Fair Value” per share of RXi’s Common Stock shall be equal to the average closing price of RXi Common Stock as reported on Nasdaq (or other principal exchange on which such shares are then traded) over the 10 trading days ending on the earlier of (1) the date of any press release or other announcement by RXi of the transaction involving such New Securities and (2) the date that CytRx delivers its Notice of Acceptance under subparagraph B(ii) above. If RXi Common Stock is not publicly traded at that time, the Fair Value of a share of RXi Common Stock shall be the fair market value per share of RXi Common Stock as determined in good faith by the Board of Directors of RXi acting by not less than a majority of the disinterested directors of RXi.
SECTION 4. Excluded Securities and New Option Securities
A.	Notwithstanding any other provision of this Annex, this Annex shall not apply to (i) any New Securities issued as a dividend or other distribution on or with respect to RXi Common Stock, or (ii) any stock split, recapitalization or reclassification of RXi Common Stock.
B.	Notwithstanding any other provision of this Annex, the provisions of this Annex shall not apply to the grant, award or issuance for consideration other than cash of any New Securities consisting solely of options, warrants or other rights to subscribe for or purchase shares of RXi Common Stock or other equity securities (“New Option Securities”). With respect to any New Option Securities granted, awarded or issued by RXi for consideration other than cash, the provisions of Section 3 shall apply in all respects to the issuance or sale of any New Securities upon the exercise or conversion of such New Option Securities. Without limiting the generality of the preceding sentence, the purchase price to CytRx of any shares of RXi Common Stock that it elects to

ANNEX 1
purchase upon any such exercise or conversion shall be the Fair Value of such shares as of the date of CytRx’s Notice of Acceptance delivered in accordance with Section 3.
SECTION 5. Miscellaneous
A.	All notices and other communications provided for or permitted to be given under this Annex shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the party to be notified, postage paid, and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Notices or other communications given or served pursuant hereto shall be effective upon receipt by the party to be notified. All notices or other communications to be sent to RXi shall be sent to One Innovation Drive, Worcester, Massachusetts 01605, or such other address as RXi may specify by notice hereunder to CytRx. All notices or other communications to be sent to CytRx shall be sent or made at the address of CytRx as set forth in RXi’s books and records or such other address as CytRx may specify by notice hereunder to RXi.
B.	No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.
C.	In the event that any provision of this Annex, or the application of such provision to any person or circumstance, is determined by a court, arbitrator or other adjudicator to be invalid or unenforceable to any extent, the remainder of this Annex, and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and such provision and each other provision of this Annex shall be valid and enforceable to the greatest extent permitted by law.
D.	In the event of any arbitration, litigation or other legal proceeding involving the interpretation of this Annex or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and expenses as determined by the court, arbitrator or other adjudicator. In the event that the arbitration, litigation or other legal proceeding is successful only in party, the court, arbitrator or other adjudicator shall be entitled to prorate and allocate said fees and expenses between the parties.